                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-36383

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 3, 1997

                                             $1,670,000,000
[MERCK                                      MERCK & CO., INC.
LOGO]                                  MEDIUM-TERM NOTES, SERIES C
                                 DUE 9 MONTHS OR MORE FROM DATE OF ISSUE

                            ------------------------

    Merck & Co., Inc. (the "Company") may offer from time to time its Medium-Term Notes, Series C, due 9 months or more from the date of issue, as selected by the purchaser and agreed to by the Company, at an aggregate initial public offering price not to exceed $1,670,000,000 or its equivalent in one or more other currencies or composite currencies, subject to reduction as the result of the concurrent sale of other Debt Securities (as defined in the Prospectus) by the Company.
    The Notes may be denominated in either U.S. dollars or in such foreign currencies or composite currencies as set forth in the applicable Pricing Supplement. The principal amount payable at maturity, or the amount of interest payable on any interest payment date with respect to the Notes, or both, may be determined by the relationship between a specified currency and another currency, by the difference in price of a specified commodity on certain dates, or by some other index. The specific currency or composite currency, interest rate or rates (if any), index (if any), issue price and maturity date of any Note will be set forth in a related Pricing Supplement to this Prospectus Supplement. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing such currency. See "Description of Notes".
    Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each May 1 and November 1 and at Maturity. Interest on the Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Zero Coupon Notes will not bear interest. Notes may be issued as Amortizing Notes, with payments of principal and interest made in equal installments over the life of the Note.
    Unless a Redemption Commencement Date is specified in the applicable Pricing Supplement, the Notes will not be redeemable prior to their Stated Maturity. If a Redemption Commencement Date is so specified, the Notes will be redeemable at the option of the Company at any time after such date as described herein. If so indicated in the applicable Pricing Supplement, the Notes will obligate the Company to repay such Notes at the option of the Holders thereof. If so indicated in the applicable Pricing Supplement, the Maturity of the Notes may be extended at the option of the Company or the Holders thereof.
    Unless otherwise specified in the applicable Pricing Supplement, the Notes offered hereby will be issued only in the form of Book-Entry Securities registered in the name of the nominee of The Depository Trust Company, which will act as Depository. Interests in a Book-Entry Security will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as described herein under "Description of Notes -- Book-Entry Securities", owners of beneficial interests in a Book-Entry Security will not be considered the Holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no Book-Entry Security will be exchangeable except for another Book-Entry Security of like denomination and terms to be registered in the name of the Depository or its nominee. Unless otherwise specified in the applicable Pricing Supplement, the Notes offered hereby will be issued only in denominations of $1,000 and integral multiples thereof, or the approximate equivalent in another specified currency.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

                                                 PRICE TO         AGENTS' DISCOUNTS OR                PROCEEDS TO
                                                 PUBLIC(1)           COMMISSIONS(2)                  COMPANY(2)(3)
                                              ---------------  --------------------------  ---------------------------------
Per Note....................................       100%              .125% -- .750%               99.875% -- 99.250%
Total(4)....................................  $1,670,000,000   $2,087,000 -- $12,525,000   $1,667,912,500 -- $1,657,475,000

---------------
(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement. Notes sold to an Agent as principal may be resold by such Agent, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at a fixed public offering price.
(2) The Company will pay a commission, or grant a discount to the Agents, of from .125% to .750%, depending on maturity, of the principal amount of any Notes sold through them as agents (or sold to such Agents as principal in circumstances in which no other discount is agreed), except that commissions (or discounts) on Notes with a maturity more than 30 years from date of issue will be negotiated at the time of sale and set forth in the applicable Pricing Supplement. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of U.S. $734,545 payable by the Company.
(4) Or the equivalent thereof in foreign currencies or composite currencies.
                            ------------------------

    Offers to purchase Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Company. Notes also may be sold to the Agents on their own behalf at negotiated discounts for resale to investors. The Company reserves the right to sell Notes directly on its own behalf and to appoint additional Agents. The Company also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. No termination date for the offering of the Notes has been established. The Company or the Agents may reject any order as a whole or in part. See "Supplemental Plan of Distribution".
                            ------------------------
GOLDMAN, SACHS & CO.         J.P. MORGAN & CO.        MORGAN STANLEY DEAN WITTER

           The date of this Prospectus Supplement is October 9, 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION".

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Medium-Term Notes, Series C, offered hereby (the "Notes") supplements the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made. Capitalized terms not defined herein or in the Glossary contained in this Prospectus Supplement have the meanings assigned to them in the Prospectus or the Indenture. The following description of Notes will apply unless otherwise specified in an applicable Pricing Supplement.

GENERAL

     The Notes constitute a single series for purposes of the Indenture and are limited in amount as set forth on the cover page hereof, less an amount equal to the aggregate initial public offering price of any other Debt Securities (as defined in the Prospectus) issued from time to time, including any other series of medium-term notes. The foregoing limit, however, may be increased by the Company if in the future it determines that it may wish to sell additional Notes. For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus.

     The Stated Maturity of each Note will be 9 months or more from its date of issue and will be specified on the face thereof and in the applicable Pricing Supplement. The applicable Pricing Supplement will indicate if a Note is subject to an optional extension beyond its Stated Maturity as described under "-- Extension of Maturity" and "-- Renewable Notes" below.

     Each Note will be denominated in either U.S. dollars or in such foreign currencies or composite currencies ("Specified Currency") as specified on the face thereof and in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for them by delivery of the requisite amount of the Specified Currency to an Agent, unless other arrangements have been made. Unless otherwise specified in the applicable Pricing Supplement, payments on the Notes will be made in the applicable Specified Currency in the country issuing the Specified Currency (or, in the case of ECUs, Brussels); provided that, at the election of the Holder thereof and in certain circumstances at the option of the Company, payments on Notes denominated in other than U.S. dollars may be made in U.S. dollars. See "-- Payment of Principal and Interest" below and "Foreign Currency Risks".

     Each Note will be represented by either a Book-Entry Security registered in the name of a nominee of the Depository or a certificate issued in definitive registered form, without coupons (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Except as set forth under "-- Book-Entry Securities" below, Notes represented by a Book-Entry Security will not be issuable as Certificated Notes. So long as the Depository or its nominee is the registered owner of any Book-Entry Security, the Depository or its nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Book-Entry Security for all purposes under the Indenture and the Notes. It is currently contemplated that only Notes that have a Specified Currency of U.S. dollars will be issued as Book-Entry Securities. See
"-- Book-Entry Securities" below.

     Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of any Note denominated in U.S. dollars will be $1,000 and integral multiples thereof. Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of any Note denominated in a Specified Currency other than U.S. dollars will be the amount of the Specified Currency which is equivalent, at the noon buying rate in The City of New York for cable transfers for such Specified Currency (the "Exchange Rate") on the first Business Day in The City of New York and the country issuing such currency (or, in the case of ECUs, Brussels) next preceding the date on which the Company accepts the offer to purchase such Note, to $1,000 (rounded down to an integral multiple of 1,000 units (but not less than 1,000 units) of such Specified Currency) and any greater amount that is an integral multiple of 1,000 units of such Specified Currency.

     Notes will be sold in individual issues of Notes each having such interest rate or interest rate formula, if any, Stated Maturity and date of original issuance as shall be selected by the initial purchasers and agreed to by the Company. Unless otherwise indicated in the applicable Pricing Supplement, each Note, except any Zero Coupon Note or Indexed Note (each as defined below), will bear interest at a fixed rate or at a rate determined by reference to the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate or the CMT Rate, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Note. See "-- Interest Rate" below. "Zero Coupon Notes" are Notes issued at a discount from the principal amount payable at Maturity thereof which do not entitle their Holders to receive any payments of interest prior to Maturity.

     The Notes may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note, including any Zero Coupon Note, which is issued at a price lower than the principal amount thereof and which provides that upon acceleration of the Maturity thereof, the amount payable to the Holder of such Note will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, United States federal income tax rules with respect to original issue discount may apply to certain Notes, whether or not such Notes are Original Issue Discount Notes. See "United States Taxation -- Original Issue Discount".

     The Notes may be issued as "Indexed Notes", the principal amount of which payable at Maturity, or the interest on which, or both, will be determined by reference to the relationship between the value of the Specified Currency and another currency, changes in the price of a specified commodity between certain specified dates or by some other index. See "-- Other Indexed Notes" below. The Indexed Notes may include "Currency Indexed Notes", the principal amount of which payable at Maturity, or the amount of interest payable on any Interest Payment Date, or both, will be determined by reference to the exchange rate between the Specified Currency and another currency or composite currency as set forth in the applicable Pricing Supplement. See "-- Currency Indexed Notes" below.

     The defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes.

     The Notes will not be subject to any sinking fund and, unless a Redemption Commencement Date is specified in the applicable Pricing Supplement, will not be redeemable prior to their Stated Maturity. If a Redemption Commencement Date is so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of such Note) ("Redemption Prices") and the redemption period or periods ("Redemption Periods") during which such Redemption Prices shall apply. On and after the Redemption Commencement Date with respect to any Note, if any, such Note will be redeemable in whole or in part in increments of $1,000 or such other minimum denomination as is specified in the applicable Pricing Supplement (provided that any remaining principal amount of such Note shall be at least $1,000 or such other minimum denomination) at the option of the Company at a Redemption Price, together with the interest thereon payable to the date fixed for redemption (the "Redemption Date"), on notice given not more than 60 nor less than 30 days prior to the Redemption Date. If less than all the Notes having the same tenor at any time outstanding are to be redeemed, the Notes to be so redeemed shall be selected by the Trustee in any usual manner approved by it.

     Certificated Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of First Trust of New York, National Association, in the Borough of Manhattan, The City of New York.

INTEREST RATE

     Each Note, other than a Zero Coupon Note, will bear interest from and including its date of issue or from the most recent Interest Payment Date (or, if such Note is a Floating Rate Note and the Interest Reset Period is daily or weekly, from and including the day following the most recent Regular Record Date) to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula, stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at Maturity as specified below under "-- Payment of Principal and Interest".

     Each Note, other than a Zero Coupon Note, will bear interest at either (a) a fixed rate (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (each term as defined below). A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate"). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Market Day" means (a) with respect to any Note other than a LIBOR Note or a note denominated other than in U.S. dollars or a Currency Indexed Note, any day that is a Business Day in The City of New York,
(b) with respect to LIBOR Notes only, any Business Day in The City of New York on which dealings in deposits in the Index Currency are transacted in the London interbank market, (c) with respect to Notes denominated in a currency other than U.S. dollars, except for Notes denominated in European Currency Units ("ECUs") and Currency Indexed Notes, any day that is a Business Day in The City of New York and in the principal financial center of the country of the Specified Currency and (d) with respect to Notes denominated in ECUs, any day that is a Business Day in The City of New York and that is designated as an ECU settlement day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day on which payments in ECU are made and (e) with respect to Currency Indexed Notes, a day described as a "Market Day" under the heading "-- Currency Indexed Notes" below. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. Unless otherwise provided in the applicable Pricing Supplement, First Trust of New York, National Association, will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. "London Market Day" means, with respect to LIBOR Notes, a day on which dealings in the Index Currency are transacted in the London interbank market.

     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note.

     The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis (the "Interest Rate Basis") for such Floating Rate Note. The Interest Rate Basis for each Floating Rate Note will be: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note; (b) the Prime Rate, in which case such Note will be a Prime Rate Note; (c) LIBOR, in which case such Note will be a LIBOR Note; (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note; (e) the CD Rate, in which case such Note will be a CD Rate Note; (f) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note; the CMT Rate, in which case such Note will be a CMT Rate Note; or (g) such other interest rate formula as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note will specify the Interest Rate Basis and, if applicable, the Calculation Agent, the Index Maturity, the Spread or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Date, the Interest Reset Dates and the Interest Reset Period with respect to such Note.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the interest reset date (the "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Market Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of

Treasury Rate Notes which reset weekly, except as provided in the following paragraph, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day with respect to such Floating Rate Note, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

     Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a CD Rate Note (the "CD Rate Interest Determination Date"), for a Federal Funds Rate Note (the "Federal Funds Interest Determination Date"), and for a CMT Rate Note (the "CMT Rate Interest Determination Date") will be the second Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week on which Treasury bills are auctioned for the week in which such Interest Reset Date falls, or if no auction is held for such week, the Monday of such week (or if Monday is a legal holiday, the next succeeding Market Day) and the Interest Reset Date will be the Market Day immediately following such Treasury Interest Determination Date. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

     All percentages used in or resulting from any calculation of the rate of interest on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Notes denominated other than in U.S. dollars, the nearest unit of such other currency or composite currency (with one-half cent or unit being rounded upward).

     In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis, with certain exceptions. The limit may not apply to Floating Rate Notes in which U.S. $2,500,000 or more has been invested.

     The interest rate for a Floating Rate Note with respect to any Interest Reset Date will be determined by the Calculation Agent as of the related Interest Determination Date and will be calculated no later than the Calculation Date. "Calculation Date" means, unless otherwise specified in the applicable Pricing Supplement, the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day or (ii) the Market Day immediately preceding the applicable Interest Payment Date or date any payment of principal is due, as the case may be. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating

Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

  COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper -- Nonfinancial". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper -- Nonfinancial". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield = 100 X      360 X D
                             --------------
                             360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period corresponding to the specified Index Maturity.

  PRIME RATE NOTES

     Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such

Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such Prime Rate Interest Determination Date, the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service or any successor service for the purpose of displaying prime rates or base lending rates of major United States banks).

  LIBOR NOTES

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

          (i) With respect to any LIBOR Interest Determination Date, LIBOR will be either (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below. "Designated LIBOR Page" means
     (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date. "Principal Financial Center" means the capital city of the country issuing the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

  TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) and will be payable on the dates specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Reset Date, the rate from the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills -- Auction Average (Investment)" or, if not so published by 9:00 A.M., New York City time, on the relevant Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held during such week, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Rate Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market". In the event such rate is not so published by 3:00 P.M., New York City time, on the relevant Calculation Date, the Treasury Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M.. New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

  CD RATE NOTES

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Reset Date, the rate for the relevant CD Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such

CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

  FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, on such Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

  CMT RATE NOTES

     CMT Rate Notes will bear interest at the rates (calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of such CMT Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", or any successor caption, under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. In the event such rate is no longer displayed on the relevant page, or is not displayed prior to 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index, as published in the relevant H.15(519) or any successor publication. If such rate is no longer published, or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519) or any successor publication. If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the

Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include one or more of the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service, or any successor service, on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement, payments of principal of (and premium, if any) and interest on all Notes will be made in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts); provided, however, that payments of principal (and premium, if any) and interest on Notes denominated in other than U.S. dollars will nevertheless be made in U.S. dollars (i) at the option of the Holders thereof under the procedures described in the two following paragraphs and (ii) at the option of the Company in the case of imposition of exchange controls or other circumstances beyond the control of the Company as described in the next to last paragraph under this heading.

     Unless otherwise specified in the applicable Pricing Supplement, and except as provided in the next paragraph, payments of interest and principal (and premium, if any) with respect to any Note denominated in other than U.S. dollars will be made in U.S. dollars if the registered Holder of such Note on the relevant Regular Record Date or at Maturity, as the case may be, has transmitted a written request for such payment in

U.S. dollars to the Trustee at its Corporate Trust Office in The City of New York on or prior to such Regular Record Date or the date 15 days prior to Maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. Any such request made with respect to any Note by a registered Holder will remain in effect with respect to any further payments of interest and principal (and premium, if any) with respect to such Note payable to such Holder, unless such request is revoked on or prior to the relevant Regular Record Date or the date 15 days prior to Maturity, as the case may be. Holders of Notes denominated in other than U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.

     The U.S. dollar amount to be received by a Holder of a Note denominated in other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent (as defined below) as of 11:00 A.M., New York City time, on the second Market Day next preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Notes electing to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available on the second Market Day preceding the date of payment of principal (and premium, if any) or interest with respect to any Note, such payment will be made in the Specified Currency. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deductions from such payment. Unless otherwise provided in the applicable Pricing Supplement, First Trust of New York, National Association, will be the Exchange Rate Agent (the "Exchange Rate Agent") with respect to the Notes.

     Interest will be payable to the person in whose name a Note is registered (which in the case of Book-Entry Securities will be the Depository or a nominee of the Depository) at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable (which in the case of Book-Entry Securities will be the Depository or a nominee of the Depository). The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Floating Rate Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day in the City of New York and the "Regular Record Date" with respect to any Fixed Rate Note shall be the April 15 and October 15 next preceding the May 1 and November 1 Interest Payment Dates.

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and, in each case, at Maturity. If an Interest Payment Date (other than at Maturity) with respect to any Floating Rate Note would otherwise fall on a day that is not a Market Day with respect to such Note, such Interest Payment Date will be the next succeeding Market Day (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding Market Day).

     Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date.

     With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If the date for payment of the principal of or any premium or interest on any Floating Rate Note at Maturity is not a Market Day, then such payment of principal, premium or interest need not be made on such day, but may be made on the next succeeding Market Day with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such date.

     A payment on any Fixed Rate Note due on any day that is not a Market Day with respect to such Note need not be made on such a day, but may be made on the next succeeding Market Day with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such date.

     Payment of the principal of (and premium, if any) and any interest due with respect to any Certificated Note at maturity to be made in U.S. dollars will be made in immediately available funds upon surrender of such Note at the Corporate Trust Office of First Trust of New York, National Association, in the Borough of Manhattan, The City of New York, provided that the Certificated Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest with respect to Certificated Notes to be made in U.S. dollars other than at Maturity will be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer to such account as may have been appropriately designated in writing no later than the relevant Regular Record Date to the Paying Agent by such Person. For information on the manner of payment in respect of Book-Entry Securities, see "-- Book-Entry Securities", below.

     Unless otherwise specified in the applicable Pricing Supplement, payments of interest and principal (and premium, if any) with respect to any Note to be paid in a Specified Currency other than U.S. dollars will be made by wire transfer to such account maintained by the Holder with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, Brussels) or other jurisdiction acceptable to the Company and the Trustee as shall have been designated in writing on or prior to the relevant Regular Record Date preceding the Interest Payment Date or 15 days preceding Maturity, as the case may be, by the registered Holder of such Note on the relevant Regular Record Date or Maturity, provided that, in the case of payment of principal of (and premium, if any) and any interest due at Maturity, the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Such designation shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office in The City of New York, and, unless revoked in writing, any such designation made with respect to any Note by a registered Holder will remain in effect with respect to any further payments with respect to such Note payable to such Holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Trustee on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon the Trustee's receipt of such a designation. such payment will be made within five Market Days with respect to such Note of such receipt. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which payments are made.

     If the principal of (and premium, if any) or interest on any Note is payable in other than U.S. dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of the Notes by making such payment in U.S. dollars on the basis of the most recently available Exchange Rate. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under the Indenture.

     If any Specified Currency is converted into or replaced by another currency pursuant to law having general and direct applicability in the jurisdiction which issued such Specified Currency (which may include European Community law), any payments in respect of any Notes otherwise required to be made in such Specified Currency shall be made in the currency into or by which such Specified Currency has been so converted or replaced, based on the conversion or equivalency rate prescribed by law having general and direct applicability in such jurisdiction (which may include European Community law), and such Specified Currency shall not be deemed to be unavailable to the Company solely by reason of any such conversion or replacement. If any currency is introduced in the jurisdiction issuing any Specified Currency on the basis of legally enforceable equivalency to such Specified Currency pursuant to law having general and direct applicability in such state (which may include European Community law) in preparation for conversion of such Specified Currency into, or replacement of such Specified Currency by, such other currency, the Company shall be entitled, at its option, to make any payments in respect of any Notes otherwise required to be made in such Specified Currency in such other currency based on the equivalency rate prescribed by law having general and direct applicability in such jurisdiction (which may include European Community law). Making payments in accordance with this paragraph shall not, by itself, constitute a default in the Company's obligations to make such payments. No occurrence of a currency conversion, replacement or introduction of a type described in this paragraph involving a Specified Currency shall, by itself, entitle the Company to avoid its obligations under any Note or entitle the Company or any Holder of a Note to rescission of the purchase and sale of such Note or to reformation of any of the terms thereof on the grounds of impossibility or impracticability of performance, frustration of purpose or otherwise.

BOOK-ENTRY SECURITIES

     Upon issuance all Notes to be sold in book-entry form bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, Specified Currency, Stated Maturity and other terms will be represented by one or more Book-Entry Securities. Each Book-Entry Security will be deposited with, or on behalf of, the Depository, and will be registered in the name of the Depository or a nominee of the Depository.

     It is currently contemplated that only Notes that have a Specified Currency of U.S. dollars will be issued as Book-Entry Securities.

     Ownership of beneficial interests in a Book-Entry Security will be limited to institutions that have accounts with the Depository or its nominee ("participants") or persons that may hold interests through participants. The Company has been advised by the Depository that upon receipt of any payment of principal of or any premium or interest in respect of a Book-Entry Security, the Depository will credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Book-Entry Security as shown on the records of the Depository. Ownership of beneficial interests by participants in such a Book-Entry Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Book-Entry Security. Ownership of beneficial interests in such Book-Entry Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such Book-Entry Security.

     Payment of principal of and any premium and interest on Notes represented by any Book-Entry Security registered in the name of or held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the Holder of the Book-Entry Security. Payments by participants to owners of beneficial interests in a Book-Entry Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the sole responsibility of such participants. Neither the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depository's records or any participant's records relating to or payments made on account of beneficial ownership interests in a Book-Entry Security or for maintaining, supervising or reviewing any of the Depository's records or any participant's records relating to such beneficial ownership interests.

     No Book-Entry Security described above may be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

     No Book-Entry Security may be exchanged in whole or in part for Notes registered, and no transfer of a Book- Entry Security in whole or in part may be registered, in the name of any Person other than the Depository for such Book-Entry Security or any nominee of such Depository unless (i) the Depository has notified the Company that it is unwilling or unable to continue as Depository for such Book-Entry Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to such Book-Entry Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Pricing Supplement.

     Any Book-Entry Security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for Certificated Notes in registered form of any authorized denomination and of like tenor and aggregate principal amount. Such Notes shall be registered in the name or names of such person or persons as the Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in such Book-Entry Security.

     As long as the Depository, or its nominee, is the registered Holder of a Book-Entry Security, the Depository or such nominee, as the case may be, will be considered the sole owner and Holder of such Book-Entry Security for all purposes under the Notes and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Book-Entry Security will not be entitled to have such Book-Entry Security registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes in exchange therefor and will not be considered to be the owners or Holders of such Book-Entry Security for any purpose under the Notes or the Indenture. Accordingly, each person owning a beneficial interest in such Book-Entry Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

     The Indenture provides that the Depository, as a Holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action which a Holder is entitled to give or take under the Indenture. The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders or an owner of a beneficial interest in such Book-Entry Security desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be repayable by the Company at the option of the Holders thereof prior to Stated Maturity only if one or more optional repayment dates are specified in the applicable Pricing Supplement ("Optional Repayment Dates"). If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid (or, if the Note is an Original Issue Discount Note, such lesser amount as provided therein), together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

     Only the Depository may exercise the repayment option in respect of Notes represented by a Book-Entry Security. Accordingly, owners of beneficial interests ("Beneficial Owners") in a Book Entry Security that desire to have all or any portion of such interests repaid must instruct the participant through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the Book Entry Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Book-Entry Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the participant through which it owns its interest before such participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the participants through which they own their interest for the respective deadlines for such participants. All instructions given to participants from Beneficial Owners relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the participant through which it owns its interest to transfer such Beneficial Owner's interest in the Book-Entry Security, on the Depository's records, to the Trustee. See "-- Book-Entry Securities" above.

     If applicable, the Company will comply with the requirements of Rule 14c-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

CURRENCY INDEXED NOTES

     The Company may from time to time offer Currency Indexed Notes, the principal amount of which payable at the Stated Maturity, or the amount of interest payable on any Interest Payment Date, or both, is determined by the rate of exchange between the Specified Currency and the other currency or composite currency specified as the Indexed Currency (the "Indexed Currency") in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Holders of Currency Indexed Notes will be entitled to receive a principal amount of such Currency Indexed Notes exceeding the amount designated as the face amount of such Currency Indexed Notes in the applicable Pricing Supplement (the "Face Amount") if, at the Stated Maturity, the rate at which the Specified Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Specified Currency, in the applicable Pricing Supplement (the "Base Exchange Rate") and will be entitled to receive a principal amount of such Currency Indexed Notes less than the Face Amount of such Currency Indexed Notes, if, at the Stated Maturity, the rate at which the Specified Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate. Information as to the relative historical value of the applicable Specified Currency against the applicable Indexed Currency, any exchange controls applicable to such Specified Currency or Indexed Currency and any additional tax consequences to Holders will be set forth in the applicable Pricing Supplement. See "Foreign Currency Risks".

     Unless otherwise specified in the applicable Pricing Supplement, the term "Exchange Rate Day" shall mean any day which is a Business Day in The City of New York and (a) if the Specified Currency or Indexed Currency is the Canadian Dollar, in Toronto, Canada, (b) if the Specified Currency or Indexed Currency is the Australian Dollar, in Melbourne, Australia, (c) if the Specified Currency or Indexed Currency is the ECU, in Brussels, Belgium, and/or (d) if the Specified Currency or Indexed Currency is any other currency or composite currency other than the U.S. Dollar, in the principal financial center of the country of such Specified Currency or Indexed Currency.

     Unless otherwise specified in the applicable Pricing Supplement, interest will be payable by the Company in the Specified Currency based on the Face Amount of the Currency Indexed Notes and at the rate and times and in the manner set forth herein and in the applicable Pricing Supplement. If the formulas set forth below are applicable to Currency Indexed Notes, the maximum principal amount payable at the Stated Maturity in respect of such Currency Indexed Notes would be equal to twice the Face Amount and the minimum principal amount payable would be zero.

     Unless otherwise specified in the applicable Pricing Supplement, principal of a Currency Indexed Note will be payable by the Company in the Specified Currency at the Stated Maturity in an amount equal to the Face Amount of the Currency Indexed Note, plus or minus an amount determined by the determination agent specified in the applicable Pricing Supplement (the "Determination Agent") by reference to the difference between the Base Exchange Rate and the Spot Rate (as defined below). The "Spot Rate" shall mean the rate at which the Specified Currency can be exchanged for the Indexed Currency as determined on the second Exchange Rate Day (the "Determination Date") prior to the Stated Maturity of such Currency Indexed Note by the Determination Agent, based upon the arithmetic mean of the open market spot offer quotations for the Indexed Currency (spot bid quotation for the Specified Currency) obtained by the Determination Agent from the Reference Dealers (as defined below) in The City of New York at 11:00 A.M., New York City time, on the Determination Date, for an amount of Indexed Currency equal to the Face Amount of such Currency Indexed Note multiplied by the Base Exchange Rate, with the Specified Currency for settlement on the Stated Maturity expressed in units of the Indexed Currency per one unit of the Specified Currency. If such quotations from the Reference Dealers are not available on the Determination Date due to circumstances beyond the control of the Company or the Determination Agent, the Spot Rate will be determined on the basis of the most recently available quotations from the Reference Dealers. The principal amount of the Currency Indexed Notes determined by the Determination Agent to be payable at the Stated Maturity will be payable to the Holders thereof in the manner set forth herein and in the applicable Pricing Supplement. As used herein, the term "Reference Dealers" shall mean the three banks or firms specified as such in the applicable Pricing Supplement or, if any of them shall be unwilling or unable to provide the requested quotations, such other major money center bank or banks in The City of New York selected by the Company, in consultation with the Determination Agent, to act as Reference Dealer or Dealers in replacement therefor. In the absence of manifest error, the determination by the Determination Agent of the Spot Rate and the principal amount of Currency Indexed Notes payable at the Stated Maturity thereof shall be final and binding on the Company and the Holders of such Currency Indexed Notes.

     Unless otherwise specified in the applicable Pricing Supplement, on the basis of the aforesaid determination by the Determination Agent and the formulas and limitations set forth below, (i) if the Base Exchange Rate equals the Spot Rate for any Currency Indexed Note, then the principal amount of such Currency Indexed Note payable at the Stated Maturity would be equal to the Face Amount of such Currency Indexed Note; (ii) if the Spot Rate exceeds the Base Exchange Rate (i.e., the Specified Currency has appreciated against the Indexed Currency during the term of the Currency Indexed Note, then the principal amount so payable would be greater than the Face Amount of such Currency Indexed Note up to an amount equal to twice the Face Amount of such Currency Indexed Note; (iii) if the Spot Rate is less than the Base Exchange Rate (i.e., the Specified Currency has depreciated against the Indexed Currency during the term of the Currency Indexed Note) but is greater than one-half of the Base Exchange Rate, the principal amount so payable would be less than the Face Amount of such Currency Indexed Note; and (iv) if the Spot Rate is less than or equal to one-half of the Base Exchange Rate, then the Spot Rate will be deemed to be one-half of the Base Exchange Rate and no principal amount of the Currency Indexed Note would be payable at the Stated Maturity.

     Unless otherwise specified in the applicable Pricing Supplement, the formula to be used by the Determination Agent to determine the principal amount of a Currency Indexed Note payable at the Stated Maturity will be as follows:

     If the Spot Rate exceeds or equals the Base Exchange Rate, the principal amount of a Currency Indexed Note payable at the Stated Maturity shall equal:

                  Face Amount + (Face Amount X Spot Rate - Base Exchange Rate).
                                               ----------------------------------------
                                               Spot Rate

     If the Base Exchange Rate exceeds the Spot Rate, the principal amount of a Currency Indexed Note payable at the Stated Maturity (which shall, in no event, be less than zero) shall equal:

                  Face Amount - (Face Amount X Base Exchange Rate - Spot Rate).
                                               ----------------------------------------
                                               Spot Rate

     Unless otherwise specified in the applicable Pricing Supplement, in the event of any redemption of a Currency Indexed Note prior to its Stated Maturity, the term "Stated Maturity," used above would refer to the redemption date of such Currency Indexed Note.

OTHER INDEXED NOTES

     The Company may issue Indexed Notes other than Currency Indexed Notes for which the amount of interest payable or the amount of principal payable at Maturity, or both, will be determined with reference to such other index or indices as will be set forth in the applicable Pricing Supplement. The applicable Pricing Supplement will contain a description of such index or indices, a formula for calculating interest and principal, any additional tax consequences to the Holder of such Notes and certain risks associated with such Notes.

AMORTIZING NOTES

     The Company may from time to time offer Notes for which payments of principal and interest are made in equal installments over the life of such Notes ("Amortizing Notes"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

EXTENSION OF MATURITY

     An applicable Pricing Supplement will indicate whether the Company has the option to extend the Stated Maturity of a Note (other than an Amortizing Note) for one or more periods up to but not beyond a date set forth in such Pricing Supplement. If the Company has such option with respect to any Note, the procedures relating thereto will be as set forth in the applicable Pricing Supplement.

RENEWABLE NOTES

     An applicable Pricing Supplement will indicate whether the Stated Maturity of a Note (other than an Amortizing Note) will automatically be extended for one or more periods but not beyond a date set forth in such Pricing Supplement unless the Holder elects at its option that such Note shall mature, as will be set forth in such Pricing Supplement.

                             UNITED STATES TAXATION

     The following is a summary of the principal United States federal income tax consequences of ownership of Notes. It deals only with Notes held as capital assets by initial purchasers, and not with special classes of holders, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction or persons whose functional currency is not the U.S. dollar. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of Notes.

UNITED STATES HOLDERS

  PAYMENTS OF INTEREST

     Interest on a Note, whether payable in U.S. dollars or a Specified Currency other than U.S. dollars (a "foreign currency"), other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue Discount -- General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner that is (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

     Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "Service").

     Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) denominated in, or determined by reference to, a foreign currency, the United States Holder will recognize ordinary income or loss measured by the difference between (x) the average exchange rate used to accrue interest income, or the exchange rate as determined under the second method described above if the United States Holder elects that method, and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

  ORIGINAL ISSUE DISCOUNT

     GENERAL. A Note, other than a Note with a term of one year or less (a "short-term Note"), will be treated as issued at an original issue discount (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as defined below under "Original Issue
Discount -- Variable Rate Notes") are described below under "Original Issue Discount -- Variable Rate Notes".

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discount Note. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     United States Holders of Discount Notes having a maturity of more than one year from their date of issue must, generally, include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

     ACQUISITION PREMIUM. A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (as determined above under "Original Issue
Discount -- General")(any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" shall reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

     MARKET DISCOUNT. A Note, other than a short-term Note, will be treated as purchased at a market discount (a "Market Discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount -- General") and (ii) the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's "revised issue price", exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount" and such Note is not subject to the rules discussed in the following paragraphs. The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

     Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Service.

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     PRE-ISSUANCE ACCRUED INTEREST. If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Note is to be made within one year of the Note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION. If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in an applicable Pricing Supplement.

     Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company or the holder has an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. If both the Company and the holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Note is repaid as a result of the change in circumstances and solely for purposes of determining the amount and accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as having been retired and reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

     ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing United States Holder, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     If the election to apply the constant-yield method to all interest on a
Note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount -- Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

     VARIABLE RATE NOTES. A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and
(z) .015, or (2) 15 percent of the total noncontingent principal payments, and
(ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates", (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate".

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percentage points of each other on the issue date or
(ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

     If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, Federal Funds Rate Notes and CMT Rate Notes will generally be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the
Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

     SHORT-TERM NOTES. In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

     FOREIGN CURRENCY SPECIFIED CURRENCY DISCOUNT NOTES. OID for any accrual period on a Discount Note that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

  NOTES PURCHASED AT A PREMIUM

     A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. In the case of a Note that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

  PURCHASE, SALE AND RETIREMENT OF THE NOTES

     A United States Holder's tax basis in a Note will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue
Discount -- Short-Term Notes" or "Original Issue Discount -- Market Discount", described in the next succeeding paragraph, attributable to accrued but unpaid interest or subject to the general rules governing contingent payment obligations, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss. Long-term capital gain of an individual United States Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

  EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

     Foreign currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Notes or upon exchange for U.S. dollars) will generally be ordinary income or loss.

  INDEXED NOTES

     The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Notes that are not subject to the rules governing Variable Rate Notes payments on which are determined by reference to any index and other Notes that are subject to the general rules governing contingent payment obligations.

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any holder of a Note who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of income or gain from a Note. This discussion assumes that the Note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

          (i) payments of principal, premium (if any) and interest, including OID, by the Company or any of its paying agents to any holder of a Note that is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Note is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (ii) a United States Alien Holder of a Note will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Note; and

          (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

     Recently issued Treasury regulations (the "Withholding Regulations") that will be effective with respect to payments after December 31, 1998 will provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Withholding Regulations also will require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  UNITED STATES HOLDERS

     In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

  UNITED STATES ALIEN HOLDERS

     Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Note; provided the certification described in clause (i)(c) under "United States Alien Holders" above is received and provided further that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including OID) on Notes. See the discussion above with respect to the rules under the Proposed Regulations.

     Payments of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                             FOREIGN CURRENCY RISKS

GENERAL

     THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED OR PAYABLE IN OR WITH RESPECT TO WHICH PAYMENTS ARE DETERMINED BY REFERENCE TO A CURRENCY OR CURRENCY UNIT OTHER THAN U.S. DOLLARS, EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS. Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U. S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters. With respect to any Note denominated in other than U.S. dollars or any Currency Indexed Note, a Currency Supplement with respect to the applicable Specified Currency and/or Indexed Currency (which supplement shall include information with respect to applicable current foreign exchange controls, if any) shall be attached to this Prospectus Supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in or the payment of which is related to the value of, a currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in a Currency Indexed Note entails significant risks that are not associated with a similar investment in Notes that are not Currency Indexed Notes. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies (and in the case of Currency Indexed Notes, the rate of exchange between the Specified Currency and the Indexed Currency) and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks depend on factors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of a Specified Currency other than U.S. dollars against the U.S. dollar would result in a decrease in the U.S. dollar equivalent yield of a Note denominated in such Specified Currency below its stated interest rate, in the U.S. dollar equivalent value of the principal payable at maturity of such Note and, generally, in the U.S. dollar equivalent market value of such Note. Similarly, depreciation of the Specified Currency with respect to a Currency Indexed Note against the Applicable Indexed Currency would result in the principal amount payable with respect to such Currency Indexed Note at the Stated Maturity being less than the Face Amount of such Currency Indexed Note which, in turn, would decrease the effective yield of such Currency Indexed Note below its stated interest rate and could also result in a loss to the investor. See "Description of Notes -- Currency Indexed Notes".

     Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a Note's Maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's Maturity. In that event, the Company will repay in U.S. dollars on the basis of the most recently available Exchange Rate. See "Description of Notes -- Payment of Principal and Interest".

     Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks generally do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Notes made in a Specified Currency other than U.S. dollars will be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, Brussels). See "Description of Notes -- Payment of Principal and Interest".

JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the Notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. New York statutory law provides, however, that a court shall render a judgment in the foreign currency of the underlying obligation and that the judgment shall be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Distribution Agreement, dated October 9, 1997 (the "Distribution Agreement"), the Notes are being offered on a continuing basis by the Company through Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Agents"), who have agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes as a whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, as a whole or in part. The Company will pay the Agents a commission or grant a discount to the Agents of between .125% and .750%, depending on maturity of the principal amount of any Notes sold through them as Agents (or sold to such Agents as principal in circumstances in which no other discount is agreed), except that commissions on Notes with a maturity more than 30 years from date of issue will be negotiated at the time of sale and set forth in the applicable Pricing Supplement.

     The Company may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed, except that commissions on Notes due more than 30 years from date of issue will be negotiated at the time of sale and set forth in the applicable Pricing Supplement. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale or at negotiated prices, as determined by the Agents, or at a fixed public offering price. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

     Subject to the terms and conditions set forth in the Distribution Agreement, the Notes are being offered on a continuing basis by the Company through Goldman, Sachs & Co. and CS First Boston Corporation (the "Agents"), which have agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, in whole or in part. The Company will pay the Agents a commission of from 0.125% to 0.750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

     The Company may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act, or contribute to payments which the Agents may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain expenses.

     Each of the Agents and their respective affiliates may engage in various transactions with and perform various services for the Company in the ordinary course of business. Dennis Weatherstone, a member of the Board of Directors of J.P. Morgan & Co. Incorporated, of which J.P. Morgan Securities Inc. is a subsidiary, is also a member of the Board of Directors of the Company.

     The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

     Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

     In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions credited by the Agents in connection with the offering. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

                               VALIDITY OF NOTES

     The validity of the Notes will be passed upon for the Company by Mary M. McDonald, Esq., Senior Vice President and General Counsel for the Company, and for the Agents by Sullivan & Cromwell, New York, New York. The opinions of Ms. McDonald and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions. Ms. McDonald and her husband beneficially own an aggregate of 35,622 shares of Common Stock and hold options to acquire 600 shares which are exercisable within 60 days.

                                    GLOSSARY

     Set forth below are definitions, or the locations elsewhere of definitions, of some of the terms used in this Prospectus Supplement.

     "Calculation Agent" means the agent appointed by the Company to calculate interest rates for Floating Rate Notes. Unless otherwise provided in a Pricing Supplement, the Calculation Agent will be First Trust of New York, National Association.

     "Calculation Date" pertaining to any Interest Determination Date means, unless otherwise specified in the applicable pricing supplement, the earlier of
(i) the tenth calendar day after such Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day or (ii) the Market Day immediately preceding the applicable Interest Payment Date or the date any payment of principal is due, as the case may be.

     "CD Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Interest Rate -- CD Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

     "CMT Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Interest Rate -- CMT Rate Notes", unless otherwise indicated in an applicable Pricing Supplement.

     "Commercial Paper Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Interest Rate -- Commercial Paper Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

     "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York.

     "Currency Indexed Notes" means Notes the principal amount of which payable at Maturity will be determined by reference to the exchange rate between the Specified Currency and another currency or composite currency as set forth in the applicable Pricing Supplement.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service, or any successor service, on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

     "Exchange Rate" for any Specified Currency means the noon buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes by (or if not so certified as otherwise determined by) the Federal Reserve Bank of New York.

     "Exchange Rate Agent" means the agent appointed by the Company to convert principal and any premium and interest payments in respect of Foreign Currency Notes into U.S. dollars. Unless otherwise provided in a Pricing Supplement, the Exchange Rate Agent will be First Trust of New York, National Association.

     "Federal Funds Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Interest Rate -- Federal Funds Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

     "Fixed Rate Note" shall mean Notes bearing interest at a fixed rate as described under the heading "Description of the Notes -- Interest Rate".

     "Floating Rate Notes" shall mean Notes bearing interest at a variable rate as described under the heading "Description of the Notes -- Interest Rate".

     "H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

     "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as indicated in the applicable Pricing Supplement.

     "Initial Interest Rate" means the rate at which Floating Rate Note will bear interest from and including its Issue Date (or that of a predecessor Note) to but excluding the first Interest Reset Date, as indicated in the applicable Pricing Supplement.

     "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (except in the case of LIBOR, which is calculated on the related LIBOR Interest Determination Date).

     "Interest Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the variable interest rate determined as of any Interest Determination Date. The Interest Reset Dates with respect to any Floating Rate Note will be set forth in the applicable Pricing Supplement and in such Note.

     "LIBOR" means the rate calculated as set forth under the heading "Description of the Notes -- Interest Rate -- LIBOR Notes", unless otherwise indicated in the applicable Pricing Supplement.

     "London Market Day" means any day on which dealings in deposits in the Index Currency are transacted in the London interbank market.

     "Market Day" means (a) with respect to any Note other than a LIBOR Note or a note denominated other than in U.S. dollars or a Currency Indexed Note, any day that is a Business Day in The City of New York, (b) with respect to LIBOR Notes only, any Business Day in The City of New York on which dealings in deposits in the Index Currency are transacted in the London interbank market,
(c) with respect to Notes denominated in a currency other than U.S. dollars, except for Notes denominated in European Currency Units ("ECUs") and Currency Indexed Notes, any day that is a Business Day in The City of New York and in the principal financial center of the country of the Specified Currency, (d) with respect to Notes denominated in ECUs, any day that is a Business Day in The City of New York and that is designated as an ECU settlement day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day on which payments in ECU are made and (e) with respect to Currency Indexed Notes, a day described as a "Market Day" under the heading "Description of Notes -- Currency Indexed Notes".

     "Maturity", when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

     "Original Issue Discount Note" means a Note issued at a discount from the principal amount payable at Maturity and which provides that upon acceleration of the Maturity thereof, the amount payable to the Holder thereof will be determined in accordance with the terms of the Note but will be an amount less than the amount payable at the Stated Maturity.

     "Prime Rate" means the rate calculated as set forth under the heading "Description of the Notes -- Interest Rate -- Prime Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

     "Principal Financial Center" means the capital city of the country issuing the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

     "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     "Specified Currency" means the currency or composite currency in which a
Note is denominated, except as described under "Description of Notes -- Payment of Principal and Interest".

     "Spread" means the number of basis points specified in the Note and the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

     "Spread Multiplier" means the percentage specified in the Note and the applicable Pricing Supplement as being applicable to the interest rate for a particular Floating Rate Note.

     "Stated Maturity", when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

     "Treasury Rate" means the interest rate calculated as set forth under the heading "Description of the Notes -- Interest Rate -- Treasury Rate Notes", unless otherwise indicated in the applicable Pricing Supplement.

     "Zero Coupon Note" means a note issued at a discount from the principal amount payable at Maturity which does not entitle the Holder to receive any payments of interest prior to Maturity.

PROSPECTUS

                                 $1,670,000,000

[MERCK LOGO]                   MERCK & CO., INC.
                                DEBT SECURITIES
                            ------------------------

     Merck & Co., Inc. (the "Company") may offer from time to time in one or more series its debt securities (the "Debt Securities") at an aggregate initial offering price not to exceed $1,670,000,000 (or its equivalent in foreign currencies or currency units). The Company will offer Debt Securities to the public on terms determined by market conditions.

                            ------------------------

     The accompanying Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), listing (if any) on a securities exchange, the form of the Debt Securities (which may be in registered form or book-entry form) and any other specific terms of the Debt Securities and the name of and compensation to each dealer, underwriter, or agent (if any) involved in the sale of the Debt Securities covered by the Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Debt Securities may be offered through dealers, through underwriters, or through agents designated from time to time, as set forth in the Prospectus Supplement, and Debt Securities may be offered to other purchasers directly or through agents. Net proceeds to the Company will be the purchase price in the case of a purchaser or dealer, the public offering price less discount in the case of an underwriter, or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters, and agents.

                            ------------------------

     This Prospectus may not be used to consummate the sale of any Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 3, 1997

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREUNDER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OR SALE IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER IMPLIES THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").

     All such reports, proxy statements and other information, including the documents incorporated by reference herein, can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York 10048, and 1400 Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Certain of such reports, proxy statements and other information are also available over the Internet at http://www.sec.gov. Such material can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the office of the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19130.

     The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company (Exchange Act File No. 1-3305) with the Commission are hereby incorporated by reference into this Prospectus:

          (a) Annual Report on Form 10-K, filed March 19, 1997, for the fiscal year ended December 31, 1996.

          (b) Quarterly Report on Form 10-Q, filed on May 13, 1997, for the quarter ended March 31, 1997.

          (c) Current Report on Form 8-K, filed May 15, 1997.

          (d) Quarterly Report on Form 10-Q, filed August 13, 1997, for the quarter ended June 30, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates). Requests for such copies should be directed to the Office of the Secretary, Merck & Co., Inc., P.O. Box 100, One Merck Drive, Whitehouse Station, New Jersey 08889-0100, telephone number (800) 613-2104.

                                  THE COMPANY

     The Company is a leading research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products and services.

     Human health products include therapeutic and preventive agents, generally sold by prescription, for the treatment of human disorders. Among these are elevated cholesterol products, hypertension/heart failure products, anti-ulcerants, antibiotics, ophthalmologicals, vaccines/biologicals, benign prostatic hyperplasia products, osteoporosis products, an HIV protease inhibitor, anti-inflammatories/analgesics, psychotherapeutics and a muscle relaxant. The Company also provides human health services, principally managed prescription drug programs.

     A portion of the Company's human health products business is conducted through joint ventures, including joint ventures with Astra AB, Johnson & Johnson, E.I. DuPont de Nemours and Company, Pasteur-Merieux Connaught and American Home Products Corporation.

     Through a joint venture with Rhone-Poulenc, the Company also conducts an animal health and poultry genetics business. The joint venture, which is equally owned by the Company and Rhone-Poulenc, conducts the Company's and Rhone Poulenc's former animal health and poultry genetics businesses. Animal health products include medicinals used to control and alleviate disease in livestock, small animals and poultry. These products are primarily antiparasitics and also include coccidiostats for the treatment of poultry diseases. The poultry genetics business products include poultry breeding stock selected for increased or improved meat or egg production.

     The Company was incorporated in the State of New Jersey in 1927 and maintains its principal offices at Whitehouse Station, New Jersey. The Company's address is P.O. Box 100, One Merck Drive, Whitehouse Station, New Jersey 08889-0100 and its telephone number is (908) 423-1000.

                                USE OF PROCEEDS

     Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including the reduction of short-term debt. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the indicated periods:

                                                SIX
                                               MONTHS
                                               ENDED               YEAR ENDED DECEMBER 31,
                                              JUNE 30,     ----------------------------------------
                                                1997       1996     1995     1994     1993     1992
                                              --------     ----     ----     ----     ----     ----
    Ratio of earnings to fixed charges......     29         23       38       28       27       34

     For purposes of computing these ratios, "earnings" consist of income before income taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under the Indenture dated as of April 1, 1991, as amended and supplemented (the "Indenture"), between the Company and First Trust of New York, National Association, as Trustee (the "Trustee"), a copy of which is filed (or incorporated by reference) as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference.

     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

GENERAL

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated obligations of the Company.

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency to be maintained by the Company in The City of New York and at any other office or agency maintained by the Company for such purpose. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the Person to whom any interest on the Offered Debt Securities shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of the Offered Debt Securities is payable; (5) the rate or rates at which the Offered Debt Securities shall bear interest, if any, the date or dates from which any such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for the interest payable on any Interest Payment Date; (6) the place or places where the principal of and any premium and interest on the Offered Debt Securities shall be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (10) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Offered Debt Securities shall be payable if other than the currency of the United States of America; (11) if the amount of payments of principal of or any premium or interest on any Offered Debt Securities may be determined with reference to an index or formula, the manner in which such amounts shall be determined; (12) if the principal of or any premium or interest on any Offered Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which the Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Debt Securities as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (14) the applicability of the provisions described under "Defeasance and Covenant Defeasance"; (15) if the Offered Debt Securities will be issuable only in the form of a Book-Entry Security as described under "Book-Entry Debt Securities," the Depository or its nominee with respect to the Offered Debt Securities and the circumstances under which the Book-Entry Security may be registered for transfer or exchange or authenticated and delivered in the name of a Person other than the Depository or its nominee; and (16) any other terms of the Offered Debt Securities. (Section
301)

     The Debt Securities may be issued as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to Original Issue Discount Debt Securities and any Debt Securities treated as having been issued with original issue discount for Federal income tax purposes will be described in the Applicable Prospectus Supplement. "Original Issue Discount Debt Securities" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section
101)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Book-Entry Securities that will be deposited with a Depository or its nominee identified in the Applicable Prospectus Supplement. In such a case, one or more Book-Entry Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Book-Entry Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Book-Entry Security may not be registered for transfer or exchange except as a whole by the Depository for such Book-Entry Security to a nominee or such Depository and except in the circumstances described in the Applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Book-Entry Security will be described in the Applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

     Subsidiaries. The term "Subsidiary" is defined in the Indenture as a corporation more than 50% of the outstanding stock of which is owned directly or indirectly by the Company and/or one or more Subsidiaries. The term "Domestic Subsidiary" is defined in the Indenture as a Subsidiary substantially all the fixed assets of which are located, or substantially all the business of which is carried on, within the United States (including Puerto Rico), or which owns or leases any Principal Domestic Manufacturing Property, but such term excludes any Subsidiary the principal business of which is the financing of the operations of the Company or its Subsidiaries outside the United States (including Puerto
Rico) (but such Subsidiary is excluded only so long as it neither owns nor leases any Principal Domestic Manufacturing Property). (Section 101)

     Restrictions on Secured Debt. The Indenture provides that if the Company or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of the Company or any Domestic Subsidiary or on any shares of stock or Debt of any Domestic Subsidiary, the Company will secure, or cause such Domestic Subsidiary to secure, the Outstanding Debt Securities equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto the aggregate amount of all such secured Debt together with all Attributable Debt of the Company and of any Domestic Subsidiary in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties would not exceed 10% of the Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries. For the purpose of providing such equal and ratable security, the principal amount of Outstanding Debt Securities of any series of Original Issue Discount Securities shall be such portion of the principal amount as specified in the terms of that series that would be payable upon acceleration of the Maturity thereof at the time of such determination. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary, (b) Mortgages in favor of the Company or a Domestic Subsidiary, (c) Mortgages in favor of governmental bodies of the United States or any State or Puerto Rico or any other country or any political subdivision thereof to secure partial, progress or advance payments, (d) Mortgages on property, shares of stock or Debt, purchase money Mortgages and construction Mortgages existing at or incurred within 120 days of the time of acquisition thereof (including acquisition through merger or consolidation), and
(e) certain extensions, renewals or replacements of Mortgages referred to in the foregoing clauses (a) through (d) inclusive. (Section 1008) The Indenture does not restrict the incurrence of unsecured Debt by the Company or its Subsidiaries.

     "Principal Domestic Manufacturing Property" is defined in the Indenture to include any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing or warehousing of the Company's products and located in the United States (including Puerto Rico), owned or leased by the Company or a Subsidiary and having a gross book value in excess of 1% of Consolidated Net Tangible Assets, other than any such facility or portion thereof (i) which is financed by certain governmental obligations the interest on which is excludable from gross income of the holder thereof pursuant to the provisions of Section 103 (a) of the Internal Revenue Code or Section 745 of Title 48 of the United States Code or
(ii) which in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety. "Consolidated Net Tangible Assets" is defined as the aggregate amount of all assets (after deducting intangible assets and the amount of all current liabilities) of the Company and its consolidated Subsidiaries. "Mortgage" is defined as any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or similar encumbrance. "Attributable Debt" is defined to mean the total net amount of rent (discounted at the rate of 1% per annum over the weighted average Yield to Maturity of the Outstanding Debt Securities compounded semi-annually) required to be paid during the remaining term of any lease. (Section 101)

     Restrictions on Sales and Leaseback Transactions. The Indenture provides that neither the Company nor any Domestic Subsidiary may, after the effective date of the Indenture, enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property which has been or is to be sold or transferred, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operations thereof, unless (a) the Company or such Domestic Subsidiary could create Debt secured by a Mortgage on such property as described under "Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Outstanding Debt Securities or (b) the Company, within 120 days, applies to the retirement of its Funded Debt which is pari passu (as defined in the Indenture) with the Outstanding Securities an amount equal to the greater of (i) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Domestic Manufacturing Property so leased (subject to credits for certain voluntary retirements of Funded Debt). (Section 1009) "Funded Debt" is defined as indebtedness for money borrowed having a maturity at or being renewable or extendible to a date more than 12 months from the date of determination. (Section 101) This restriction does not apply to any sale and leaseback transaction (a) between the Company and a Subsidiary or between Subsidiaries, or
(b) involving the taking back of a lease for a period of three years or less. (Section 1009)

     Unless otherwise indicated in the Applicable Prospectus Supplement, the Indenture does not contain covenants specifically designed to protect Holders in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

     Any one of the following events constitutes an Event of Default under the Indenture with respect to Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of, any covenant or warranty of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities thereunder other than that series) continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization of the Company; or (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If any Event of Default with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25 percent in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     Reference is made to the Applicable Prospectus Supplement relating to any series of Offered Debt Securities that are Original Issue Discount Debt Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25 percent in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments; provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the Maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on any

Debt Security on or after the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); or (v) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge into any other Person or transfer or lease its assets substantially as an entirety to any Person and may not permit any Person to merge into or consolidate with the Company or transfer or lease its assets substantially as an entirety to the Company, unless (i) any successor or purchaser is a corporation, partnership, or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental Indenture, (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if properties or assets of the Company become subject to a Mortgage not permitted by the Indenture, the Company or such successor Person, as the case may be, takes such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby, and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating compliance with these provisions. (Section 801)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides, unless otherwise indicated in the Applicable Prospectus Supplement with respect to the Offered Debt Securities, that the Company, at the Company's option, (a) will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer of or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, including those described under "Certain Covenants", and the occurrence of an event described in clause (e) under "Events of Default" shall no longer be an Event of Default, in each case, if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of the Debt Securities of such series. Such a trust may only be established if, among other things, (i) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (ii) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Company and (iii) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred, which Opinion of Counsel, in the case of clause (a) above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to the Company, or otherwise a change in applicable Federal income tax law occurring after the date of the Indenture. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Debt Securities of any series as described under clause (b) above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)

CONCERNING THE TRUSTEE

     First Trust of New York, National Association, is Trustee under the Indenture. The Trustee performs services for the Company in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby through agents, through underwriters and through dealers, and Debt Securities may be sold to other purchasers directly or through agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company, and any profit on the resale of Debt Securities by them, may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Applicable Prospectus Supplement.

     Underwriters, dealers and agents that participate in the distribution of the Debt Securities or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for the Company in the ordinary course of business.

     The Debt Securities are not proposed to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in Debt Securities. The Company cannot predict the activity or liquidity of any trading in the Debt Securities.

     Underwriters participating in the offering of the Debt Securities may purchase and sell Debt Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchasees to cover short positions created by such underwriters in connection with the offering. Such underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Debt Securities sold in the offering may be reclaimed by such underwriters if such Debt Securities are repurchased by the underwriters in stabilizing transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debt Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

                          VALIDITY OF DEBT SECURITIES

     The validity of Debt Securities offered hereby will be passed upon for the Company by Mary M. McDonald, Esq., Senior Vice President and General Counsel of the Company, and for any underwriters or agents by Sullivan & Cromwell, New York, New York. Ms. McDonald and her husband beneficially own an aggregate of 35,622 shares of Common Stock and hold options to acquire 600 shares which are exercisable within 60 days.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in its Annual Report on Form 10-K, for the fiscal year ended December 31, 1996 and incorporated in this Prospectus by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and incorporated by reference herein. The financial statements referred to above are included in reliance upon the reports of said firm and upon the authority of said firm as experts in auditing and accounting.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS OR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Description of Notes..................   S-2
United States Taxation................  S-18
Foreign Currency Risks................  S-26
Supplemental Plan of Distribution.....  S-28
Validity of Notes.....................  S-29
Glossary..............................  S-30
PROSPECTUS
Available Information.................     2
Incorporation of Certain Information
  by Reference........................     2
The Company...........................     4
Use of Proceeds.......................     4
Ratios of Earnings to Fixed Charges...     4
Description of Debt Securities........     4
Plan of Distribution..................    10
Validity of Debt Securities...........    10
Experts...............................    11

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                                 $1,670,000,000

                               MERCK & CO., INC.

                          MEDIUM-TERM NOTES, SERIES C
                               ------------------

                                  [MERCK LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.

                               J.P. MORGAN & CO.

                           MORGAN STANLEY DEAN WITTER
                                OCTOBER 9, 1997

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